Exhibit 15
July 14, 2016
The Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No.'s 333-206258 and 333-209571 and Form S-8 No.’s 333-142424, 333-149308, 333-154818 and 333-151060) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated July 14, 2016 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2016.
/s/ Ernst & Young LLP